CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 416(a) and Rule 457(c)	495,562	$32.39	$16,051,253.18	$92.70 per $1,000,000	$1,487.95
Total Offering Amounts					$16,051,253.18		—
Total Fee Offsets							—
Net Fee Due							$1,487.95

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on September 1, 2022.